RIDDELL BELL HOLDINGS REPORTS THIRD QUARTER RESULTS

DALLAS, TX – November 16, 2005 – Riddell Bell Holdings, Inc. (RBH), a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities, released operating results for the fiscal quarter ended October 1, 2005 yesterday.

Results for the Fiscal Quarter Ended October 1, 2005

Net sales for the fiscal quarter increased $64.4 million or 167.2% from the comparable period of the prior year. Net sales for the three fiscal quarters ended October 1, 2005 increased $193.5 million or 192.7% from the comparable period of the prior year. Team Sports net sales for the fiscal quarter increased $3.5 million or 9.1% from the comparable period of the prior year. Team Sports net sales for the three fiscal quarters ended October 1, 2005 increased $7.4 million or 7.4% from the comparable period of the prior year. Sales of Team Sports products for the fiscal quarter ended and three fiscal quarters ended October 1, 2005 was primarily attributable to a shift in product mix to higher end products and expansion of product offerings.

“We executed well in the third quarter with solid revenue growth and strong cash flow,” said RBH’s President and Chief Executive Officer, Bill Fry, “I’m encouraged by what we have achieved to date, and we are focused on driving further growth and performance improvements.”

Fiscal quarter gross profit was $37.0 million or 36.0% of net sales compared to $16.1 million or 41.8% of net sales in the comparable period of the prior year. For the three fiscal quarters ended October 1, 2005 gross profit was $107.3 million or 36.5% of net sales compared to $43.1 million or 42.9% of net sales in the comparable period of the prior year. Gross profit margin primarily changed as a result of our acquisition of Bell Sports which resulted in the inclusion of the Individual Sports business segment in our combined results. The Individual Sports product margins typically yield a lower margin percentage than Team Sports products and services. Gross profit for Team Sports improved 0.3 percentage points to 42.2% due to lower shipping and distribution costs as a result of the restructuring of the Team Sports operations. For the three fiscal quarters ended October 1, 2005, the Team Sports gross profit increased 0.1% as the benefits of certain restructuring initiatives were partially offset by raw material increases.

RBH’s operating income was $10.3 million for the third fiscal quarter of 2005, compared to $5.2 million for the third fiscal quarter of 2004. The Company’s net income (loss) was $2.4 million for the third fiscal quarter of 2005 compared to $(2.6) million for the third fiscal quarter of 2004. Operating income for the first three fiscal quarters ending October 1, 2005 was $28.0 million compared to $11.8 million in the comparable period of the prior year. For the fiscal quarter and the three fiscal quarters ending October 1, 2005, adjusted EBITDA was $17.8 million and $49.6 million, respectively, as calculated under the terms of our credit agreements. Last twelve months (LTM) adjusted EBITDA for the period ended October 1, 2005 was $53.7 million. For a full discussion of adjusted EBITDA see the Reconciliation of Non-GAAP Financial Measures information included later in this press release.

RBH’s Executive Vice President and Chief Financial Officer, Jeff Gregg, said, “Third fiscal quarter results were in line with our expectations as we are beginning to see the benefits of our investments in the business and growth initiatives. We will continue our diligent focus on optimizing our operations to minimize the impacts of raw material cost increases.”

Balance Sheet Items

Net debt (total debt of $256.2 million less cash of $2.4 million) totaled $253.8 million as of October 1, 2005, a decrease of $25 million during the fiscal quarter. The decrease in net debt is primarily attributable to a seasonal decrease in working capital requirements during the quarter.
Conclusion

The Company will web cast its 2005 third fiscal quarter financial results conference call on Thursday, November 17, 2005 beginning at 2:00 p.m. Eastern Time. The web cast will be available via the following URL http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1163868. The conference call will also be available for replay at 1-888-286-8010, passcode 54882874, through November 24, 2005.

Riddell Bell Holdings, Inc. is a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities. RBH markets and licenses its products under such well-known brand names as Riddell, Bell, Giro, Blackburn and MacGregor. RBH’s branded helmets and accessories incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Irving, Texas, RBH has 22 facilities worldwide. More information is available at www.riddellbellholdings.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance. All statements other than statements of historical acts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties, including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements; (iii) the success of new products; (iv) our relationships with our major suppliers; (v) fluctuations in costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our labor relations; (viii) departure of key personnel; (ix) encroachments on our intellectual property; (x) product liability claims; (xi) the timing, cost and success of opening new manufacturing facilities; (xii) our level of indebtedness; (xiii) interest rate risks; (xiv) future acquisitions; (xv) an increase in return rates; and (xvi) other risks outlined under “Risk Factors,” in our recently filed registration statement.

These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of our forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. The forward-looking statements in this press release speak only as of the date of this release and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 1,	December 31,
	2005	2004
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$2,424	$1,429
Accounts receivable, net	93,887	66,373
Inventories, net	53,903	49,643
Current deferred taxes	9,289	14,210
Other current assets	8,076	10,947

Total current assets	167,579	142,602
Property, plant and equipment, net	20,239	20,469
Intangible assets, net	178,669	185,059
Goodwill	101,689	101,544
Other assets	20,421	20,902

Total assets	$488,597	$470,576

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current portion of long-term debt	$1,169	$1,184
Accounts payable	20,735	19,693
Accrued expenses	35,630	33,066
Revolving credit facility	7,000	—

Total current liabilities	64,534	53,943
Long-term debt, less current portion	248,026	248,914
Deferred taxes and other noncurrent liabilities	40,976	42,247
Total liabilities	353,536	345,104

Stockholder’s Equity:
Common stock; $.01 par value, 100 shares authorized, 100 shares issued and outstanding at October 1, 2005 and December 31, 2004, respectively	—	—
Additional paid-in capital	142,351	139,004
Retained deficit	(7,665)	(13,739)
Accumulated other comprehensive income	375	207

Total stockholder’s equity	135,061	125,472

Total liabilities and stockholder’s equity	$488,597	$470,576

See accompanying notes to condensed consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands)

	Fiscal Quarter Ended
	October 1,	September 30,
	2005	2004
Net sales	$102,947	$38,526
Cost of sales	65,987	22,389

Gross profit	36,960	16,137
Selling, general and administrative expenses	24,454	10,190
Amortization of intangibles	2,170	719

Income from operations	10,336	5,228
Interest expense, net	5,657	9,564
Other income	557	—
Income (loss) before income taxes	5,236	(4,336)
Income tax provision (benefit	2,806	(1,736)

Net income	2,430	(2,600)
Other comprehensive income (loss)
Foreign currency translation	291	—

Comprehensive income (loss)	$2,721	$(2,600)

See accompanying notes to condensed consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands)

	Three Fiscal Quarters Ended
	October 1,	September 30,
	2005	2004
Net sales	$293,961	$100,438
Cost of sales	186,705	57,387

Gross profit	107,256	43,051
Selling, general and administrative expenses	72,872	28,789
Amortization of intangibles	6,390	2,465

Income from operations	27,994	11,797
Interest expense, net	16,339	13,541
Other income	557	—
Income (loss) before income taxes	12,212	(1,744)
Income tax provision (benefit)	6,138	(698)

Net income (loss)	6,074	(1,046)
Other comprehensive (loss)
Foreign currency translation	168	—

Comprehensive income (loss)	$6,242	$(1,046)

See accompanying notes to condensed consolidated financial statements.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA is a term defined in our senior secured credit facility and it differs from the term EBITDA as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of EBITDA, such as management fees, variable stock compensation expenses, bank allowable restructuring costs, etc. Adjusted EBITDA is presented because it is a material component of the covenants contained within our senior secured credit facility and is a measure used by management in the calculation of the fee paid under our management agreement and to determine compensation for certain of our employees. We believe that adjusted EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Adjusted EBITDA and EBITDA, however, should not be considered as alternatives to operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA have important limitations as analytical tools, and you should not consider these terms in isolation or as a substitute for analysis of our results as reported under GAAP. For example, each term: (i) does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, our working capital needs; (iii) does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) excludes tax payments that represent a reduction in cash available to us; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that adjusted EBITDA and EBITDA are useful, since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations, however, we rely primarily on our GAAP results and use adjusted EBITDA and EBITDA only supplementally. A reconciliation of these Non-GAAP financial measures to net income, their most comparable GAAP financial measure, is shown in the following reconciliation table:

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(unaudited and in thousands)

	Fiscal Quarter	Three Fiscal
	Ended	Quarters Ended
	October 1, 2005	October 1, 2005
Net Income	$2,430	$6,074

Add back:
Interest	5,657	16,339
Depreciation and amortization expenses	3,544	10,318
Income tax expense	2,806	6,138

EBITDA	14,437	38,869
Adjustments:
Product liability insurance renewal costs	—	1,300
Management and board fees and expenses	752	2,258
Consulting expenses	28	237
Hiring and separation costs	—	97
Agreed upon acquisition costs	227	816
Stock compensation expenses	1,351	2,742
Transaction fees and costs	—	150
Sarbanes Oxley compliance expenses	80	80
Bank allowable restructuring costs	897	3,065

Adjusted EBITDA	$17,772	$49,614

CONTACT:	Jeffrey L. Gregg Executive Vice President, Chief Financial Officer (469) 417-6700 www.riddellbellholdings.com